Filed Pursuant to Rule 424(b)(3)

Registration No. 333-197767

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

SUPPLEMENT NO. 4 DATED OCTOBER 3, 2016

TO THE PROSPECTUS DATED MAY 2, 2016

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Dividend Capital Diversified Property Fund Inc., dated May 2, 2016, as supplemented by Supplement No. 1, dated August 15, 2016, Supplement No. 2, dated September 1, 2016 and Supplement No. 3, dated September 19, 2016 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to disclose:

•	the daily NAV per share, as determined in accordance with our valuation procedures, for each business day from September 1, 2016 through September 30, 2016, for each of our classes of common stock; and
•	the disposition of an office property.

Monthly Pricing Information (unaudited)

Below is the NAV per share, as determined in accordance with our valuation procedures, for each business day from September 1, 2016 through September 30, 2016.

Date	NAV per Share
	Class E	Class A	Class W	Class I
September 1, 2016	$7.43	$7.43	$7.43	$7.43
September 2, 2016	$7.43	$7.43	$7.43	$7.43
September 5, 2016	$7.43	$7.43	$7.43	$7.43
September 6, 2016	$7.43	$7.43	$7.43	$7.43
September 7, 2016	$7.43	$7.43	$7.43	$7.43
September 8, 2016	$7.43	$7.43	$7.43	$7.43
September 9, 2016	$7.43	$7.43	$7.43	$7.43
September 12, 2016	$7.43	$7.43	$7.43	$7.43
September 13, 2016	$7.43	$7.43	$7.43	$7.43
September 14, 2016	$7.44	$7.44	$7.44	$7.44
September 15, 2016	$7.44	$7.44	$7.44	$7.44
September 16, 2016	$7.44	$7.44	$7.44	$7.44
September 19, 2016	$7.44	$7.44	$7.44	$7.44
September 20, 2016	$7.44	$7.44	$7.44	$7.44
September 21, 2016	$7.45	$7.45	$7.45	$7.45
September 22, 2016	$7.45	$7.45	$7.45	$7.45
September 23, 2016	$7.45	$7.45	$7.45	$7.45
September 26, 2016	$7.45	$7.45	$7.45	$7.45
September 27, 2016	$7.45	$7.45	$7.45	$7.45
September 28, 2016	$7.48	$7.48	$7.48	$7.48
September 29, 2016	$7.48	$7.48	$7.48	$7.48
September 30, 2016	$7.48	$7.48	$7.48	$7.48

On any day, our share sales and redemptions are made based on the day’s applicable per share NAV carried out to four decimal places. On each business day, our NAV per share for each class is (1) posted on our website, www.dividendcapitaldiversified.com, and (2) made available on our toll-free, automated telephone line, (888) 310-9352.

Property Disposition

On September 30, 2016, we sold a 178,000 square foot office property (“Sunset Hills”) located in the Washington, DC market for $18.6 million. Sunset Hills was vacant at the time we sold it and did not serve as collateral for any mortgage borrowings. As of June 30, 2016, Sunset Hills had a net accounting basis of $20.3 million. Following the disposition of Sunset Hills, we estimate that our total real property portfolio was approximately 92% leased as of September 30, 2016.